Contact:	Clement B. Knapp, Jr.
President
(219)836-5870

December 21, 2006

AMB FINANCIAL CORP. ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM AND INTENTION TO INITIATE STOCK REPURCHASE PROGRAM

Munster, Indiana - AMB Financial Corp. (OTC BB: AMFC) (the “Company”), the parent holding company for American Savings, FSB (the Bank) announced the Company has completed the repurchase of 28,001 shares of its outstanding common stock, pursuant to its stock repurchase program announced May 24, 2006. The shares were purchased at an average price of $15.02 per share. As of December 21, 2006, there were 1,046,350 shares of the Company’s common stock issued and outstanding, excluding treasury shares.

The Company also announced its intention to repurchase up to 50,000 shares in the open market over a six-month period. The shares will be purchased at prevailing market prices from time to time depending on market conditions. The repurchased shares will become treasury stock.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community-oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.